Exhibit 8.1

Form of Opinion of McKee Nelson LLP

[McKee Nelson LLP Letterhead]

[                         ], 2004

Saxon Capital, Inc.

Saxon REIT, Inc.

4860 Cox Road, Suite 300

Glen Allen, Virginia 23060

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Saxon Capital, Inc., a Delaware corporation (“Saxon”), and Saxon REIT, Inc., a Maryland corporation (“Saxon REIT”), in connection with (i) the proposed merger (collectively, the “Merger”) of Saxon Merger Corporation, a Delaware corporation (“SMC”), with and into Saxon, and immediately thereafter, the merger of Saxon with and into Saxon Capital Holdings, Inc., a Delaware corporation (“SCH”), pursuant to the Agreement and Plan of Merger dated as of                     , 2004, among Saxon, Saxon REIT, SMC and SCH (the “Merger Agreement”), and (ii) the filing of the related prospectus of Saxon REIT and the proxy statement of Saxon (the “Prospectus/Proxy Statement”) included as part of Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 of Saxon REIT (the “Registration Statement”) filed on or about June 18, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This opinion relates to the tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”), and Saxon REIT’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Code, and to the accuracy of certain statements in the Prospectus/Proxy Statement.

In rendering this opinion, we have reviewed copies of the form of Articles of Amendment and Restatement of Articles of Incorporation of Saxon REIT, the Certificate of Incorporation of SMC, the Bylaws of SMC, the Certificate of Incorporation of SCH, the Bylaws of SCH, the form of Amended and Restated Bylaws of Saxon REIT, the Merger Agreement, the Prospectus/Proxy Statement, and such other records, certificates, and documents as we have deemed necessary or appropriate for purposes of rendering this opinion (collectively, the “Documents”). The opinions expressed in this letter are further based upon certain statements and representations as to factual matters of the Saxon and

[                         ], 2004

Saxon REIT contained in a letter dated as of the date hereof provided to us in connection with the preparation of this opinion (the “REIT Certificate”). We assume that each such representation is true, correct and complete, that Saxon REIT and its subsidiaries will be owned and operated in accordance with the REIT Certificate and that all representations that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, are true, correct and complete as if made without such qualification. Saxon and Saxon REIT have stated in the REIT Certificate their current intention regarding Saxon REIT’s future organization, structure, ownership and operations, including but not limited to (i) implementing the Merger and related transaction in accordance with the terms of the Merger Agreement and as described in the Prospectus/Proxy Statement prior to January 1, 2005, (ii) completing prior to January 1, 2005, the restructuring of Saxon and Saxon REIT, including the formation of one or more taxable REIT subsidiaries, and (iii) operating Saxon and Saxon REIT in the manner described in the Prospectus/Proxy Statement through December 31, 2004, and thereafter. We assume for purposes of our opinion that Saxon REIT will be organized, structured, owned, and operated in accordance with such stated intentions. Nothing has come to our attention which causes us to question the reasonableness of relying on such representations and assumptions, but we have not investigated, or taken action to verify, the representations in the REIT Certificate and the accuracy of our assumptions other than our review of the Documents.

We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof, as in effect as of the date of this opinion.

Based upon and subject to the foregoing, as well as the limitations set forth below, we are of the opinion that:

(i)	the Merger will constitute a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code;

(ii)	Saxon REIT’s intended form of organization and its intended structure, ownership, and operations as described in the REIT Certificate will allow it to satisfy the requirements for qualifications and taxation as a REIT for the taxable year ended December 31, 2004, and for subsequent taxable years; and

(iii)	the statements in the Prospectus/Proxy Statement under the caption “Material Federal Income Tax Consequences” to the extent such information constitutes a matter of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects as of the date of this opinion.

[                         ], 2004

We express no opinion other than the opinion expressly set forth herein. Furthermore, Saxon REIT’s ability to qualify as a REIT in 2004 and subsequent taxable years will depend on Saxon REIT satisfying in each such year, through its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, organization, structure, distribution and other requirements of the Code necessary for qualification as a REIT. We will not review these operations on an ongoing basis, and no assurance can be given that the actual operations of Saxon REIT and its affiliates will meet these requirements or the representations made to us with respect thereto. Our opinions are not binding on the Internal Revenue Service and the Internal Revenue Service may disagree with the opinions contained herein. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law, including between now and January 1, 2005, may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

This opinion is being provided to you in connection with the filing of the Registration Statement. Only you and your shareholders may rely on this opinion. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose. Notwithstanding any express or implied agreement, arrangement or understanding to the contrary, you (and any employee, representative or other agent of you) may disclose this opinion to any and all persons.

We consent to the reference to our firm under the caption “Material Federal Income Tax Consequences” in the Prospectus/Proxy Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,